Exhibit 10.1

EXECUTION VERSION

transition agreement

This Transition Agreement (“Agreement”) is entered into by and between Tuesday Morning Corporation, a Delaware corporation (the “Company”), and Fred Hand (the “Executive”), effective as of the date it is executed by both Parties (the “Effective Date”). The Company and the Executive are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Executive has been employed by the Company as Chief Executive Officer and has served as a member of the Company’s Board of Directors (the “Board”);

WHEREAS, the Executive and the Company entered into the Employment Agreement, dated May 4, 2021 (the “Employment Agreement”);

WHEREAS, the Executive and the Company entered into certain equity award agreements under the Tuesday Morning Corporation 2014 Long-Term Incentive Plan (the “Incentive Plan”), as amended, providing for grants of Inducement time-based Restricted Stock Units, dated May 19, 2021, and Inducement performance-based vesting Restricted Stock Units, dated May 19, 2021 (collectively, the “Inducement RSU Award Agreements”), and time-based Restricted Stock Units, dated September 22, 2021 (the “Time-Based RSU Award Agreement”), some of which are unvested and unexercised as of the date hereof, as more specifically set forth on Exhibit A hereto (collectively, the Inducement RSU Award Agreements and the Time-Based RSU Award Agreement shall be referred to as the “Award Agreements”);

WHEREAS, the Employment Agreement and Award Agreements contain confidentiality, non-competition, non-solicitation, and cooperation provisions that the Parties agree survive the Executive’s separation from the Company and remain in full force and effect as set forth in Section 8 below;

WHEREAS, the Company and the Executive believe it is appropriate and in their mutual best interests to transition the Executive’s position as Chief Executive Officer of the Company and for the Executive’s employment to terminate effective November 4, 2022 (the “Separation Date”) and for the Executive to resign from the Board effective on the Separation Date;

WHEREAS, the Executive agrees to perform the transition services as set forth below from the Effective Date of this Agreement through June 30, 2023 (the “Transition Period”); and

WHEREAS, the Parties desire to set forth the Executive’s separation benefits and obligations and to finally, fully and completely resolve all matters arising from or during the Executive’s employment and separation from employment, any benefits, bonuses and compensation connected with such employment; and

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.               End of the Executive’s Employment and Transition.

(a)            Separation Date. The Parties agree that on the Separation Date the Executive’s employment with the Company shall terminate and his resignation from the Board shall be effective. The Executive shall execute all documents and take such further steps as may be required to effectuate the Executive’s separation from the Company. The Executive shall not perform any work except as set forth in this Agreement, and shall not make any representations or execute any documents, or take any other actions, on behalf of the Company on or after the Separation Date.

TRANSITION AGREEMENT

EXECUTION VERSION

(b)            Transition Services. During the Transition Period, the Executive agrees to provide Transition Services (as defined herein) during regular business hours and to cooperate fully and provide additional assistance as reasonably requested by the Company and consistent with this Section 1(b). Specifically, the Executive agrees to: (i) fully inform the Company of all activities in which the Executive was involved prior to the Separation Date and of the status of any projects; (ii) transfer or otherwise make available to the Company to the extent possible, all of the Executive’s knowledge and experience regarding the Executive’s duties; (iii) accomplish a smooth transition of the Executive’s responsibilities and to cooperate with the Company through the Transition Period; and (iv) comply with this Agreement, and to act in good faith at all times in performing the services described in clauses (b)(i)-(iii) (collectively, the “Transition Services”). The Parties agree to use their commercially reasonable efforts to schedule the performance of any Transition Services at times that are mutually convenient for each Party and the Company will use its commercially reasonable efforts to provide reasonable notice to the Executive when any Transition Services will require a specific time commitment from the Executive. For clarity, the Transition Services shall exclusively be with respect to transition of duties and the Executive’s knowledge of operations on or prior to the Separation Date. The Executive acknowledges and agrees that the Executive shall receive no additional compensation for time spent assisting the Company pursuant to this Section 1(b) other than the compensation and benefits provided for in this Agreement. The Executive shall have the right to provide the Transition Services remotely. During any portion of the Transition Period after December 31, 2022, the Company shall use its best efforts to not disclose any material nonpublic information (“MNPI”) to the Executive in connection with his performance of the Transition Services and the number of hours that the Company requests the Executive to perform the Transition Services shall not exceed 20 hours per month. To the extent the Company inadvertently (or otherwise) discloses MNPI to the Executive after December 31, 2022, the Company shall promptly notify the Executive.

2.            Payments.

(a)             Final Pay. The Company shall continue to pay the Executive his base salary through the Separation Date pursuant to the Employment Agreement in accordance with its normal payroll practices, and following the Separation Date, shall pay the Executive for all base salary earned but unpaid through the Separation Date in accordance with its normal payroll practices, and all accrued but unused vacation days through the Separation Date in accordance with Company policy, payable with the Executive’s final payroll following the Separation Date. The Executive will be eligible to participate in the Company’s benefit plans through the Separation Date in accordance with the applicable benefit plan documents. The Company will also reimburse the Executive for all reasonable and documented business expenses incurred and submitted in accordance with the Company’s expense reimbursement policies.

(b)             Transition Benefits. Provided that the Executive executes and does not revoke this Agreement and complies with this Agreement and the Surviving Provisions (as defined below), in consideration of the Executive’s execution of this Agreement and promises herein, and release of claims against the Company, as described in Section 3 below, the Parties agree as follows:

(i)            Transition Pay. The Company will pay the Executive a transition payment in the aggregate amount of $2,275,948.32 (“Transition Payment”), minus lawful taxes and withholdings, payable in one lump sum payment within 30 days following the Separation Date on the Company’s first payroll date following the date this Agreement is irrevocable.

(ii)            Legal Fees. The Company shall reimburse the Executive for all of his reasonable, documented legal fees and expenses associated with the negotiation of this Agreement up to a maximum aggregate amount of $50,000 for the Executive’s legal fees, and the legal fees of Marc Katz and Paul Metcalf in negotiating their transition agreements.

(iii)          Vesting of Equity Awards. Notwithstanding the provisions of the Award Agreements, the Executive shall be entitled to accelerated time-vesting of any time-unvested RSUs as of the Separation Date (as summarized in Exhibit A hereto), based on the “change in control” (as defined in the Incentive Plan) of the Company that occurred on September 20, 2022.

EXECUTION VERSION

The benefits set forth in this Section 2(b) are referred to herein as the “Transition Benefits.” The Company shall have no obligation to provide the Transition Benefits until the Executive has had the opportunity to consider this Agreement as described in Section 15 below, and the Executive has not revoked the Agreement in the timetable specified in Section 15. The Transition Benefits shall not be treated as compensation under the Company’s 401(k) plan or any other benefit or retirement plan. The Parties agree that the Transition Benefits are full and fair consideration between the Parties and that the Executive is not otherwise entitled to the Transition Benefits.

(c)            Other than the compensation and payments provided for in this Agreement, the Executive shall not be entitled to any additional compensation, bonuses, vacation pay, PTO, payments, grants, options or benefits under any agreement or any benefit plan, equity, long term incentive plan, profit sharing, short term incentive plan, severance plan or bonus or any other incentive program established by the Company.

3.            Mutual Release of Claims.

(a)            Release of Claims by the Executive. In consideration of the promises of the Company provided herein, including the Company’s mutual release of claims, the consideration provided for in Section 2, and other consideration provided for in this Agreement, that being good and valuable consideration, the receipt, adequacy and sufficiency of which the Executive acknowledges, the Executive, on the Executive’s own behalf and on behalf of the Executive’s agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Executive Releasing Parties”) hereby fully and forever waives, releases, extinguishes and discharges the Company, its affiliates, subsidiaries and each of their respective past, present and future parents, owners, officers, directors, executives, employees, consultants, independent contractors, partners, agents, attorneys, advisers, insurers, fiduciaries, employee benefit plans, representatives, successors and assigns (each, a “Company Released Party” and collectively, the “Company Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (collectively, the “Claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, front pay, fringe benefits, equity, reinstatement, reemployment, compensatory damages, punitive damages, or any other kind of damages, which any of the Executive Releasing Parties have, had or may have against any of the Company Released Parties relating to or arising out of any matter arising on or before the date this Agreement is executed by the Executive. Such released Claims include, without limitation, (i) all Claims arising out of or in connection with, or in any way related to the Executive’s employment, compensation, equity, bonuses, commissions, incentive compensation, payments, vacation, leaves of absence, alleged payments, benefits, employment contracts, terms and conditions of employment, severance pay, and any other benefits the Executive may or may not have received during the Executive’s employment with the Company (or any Company Released Party), including the Employment Agreement, (ii) all Claims arising at law or equity or sounding in contract (express or implied) or tort, including Claims for wrongful discharge, libel, slander, breach of express or implied contract or implied covenant of good faith and fair dealing, (iii) Claims arising by statute, common law or otherwise, including all Claims arising under any federal, state, local, county or municipal laws of any jurisdiction, (iv) Claims for alleged fraud, concealment, negligence, negligent misrepresentation, promissory estoppel, quantum meruit, intentional or negligent infliction of emotional distress, violation of public policy, (v) Claims for discrimination, harassment, sexual harassment or retaliation and Claims arising under any laws that prohibit discrimination, harassment or retaliation based on age, sex, gender, pregnancy, sexual orientation, race, color, ancestry, national origin, alienage or citizenship status, religion, creed, disability, medical leave, military status, veteran status, marital status, genetic information, the filing of or intent to file a workers’ compensation claim, or any other protected trait, characteristic, or activity, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §1981, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and/or 1871, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act of 2009, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Family and Medical Leave Act of 1993, the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, the Occupational Safety and Health Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act, the National Labor Relations Act, the Labor Management Relations Act, the Immigration Reform and Control Act, the Texas Labor Code, the Texas Payday Law, the Texas Commission on Human Rights or Chapter 21, any statute or laws of the State of Texas or any other federal, state, local, municipal or common law whistleblower, discrimination or anti-retaliation statute law or ordinance, and (vi) any other Claims arising under state, federal, local, municipal or common law, as well as any expenses, costs or attorneys’ fees. Except as required by law, the Executive agrees that the Executive will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, charge, petition, complaint or Claim before any court, agency or tribunal against the Company or any of the Company Released Parties arising from, concerned with, or otherwise relating to, in whole or in part, the Executive’s employment, the terms and conditions of the Executive’s employment, or the Executive’s separation from employment with the Company or any of the matters or Claims discharged and released in this Agreement. The Executive represents that the Executive has not filed any complaints, charges or lawsuits against the Company with any governmental agency or any court based on Claims that are released and waived by this Release.

EXECUTION VERSION

(b)            By the Company. In consideration of the mutual promises contained in this Agreement, including the Executive’s release of claims, which is in addition to anything of value to which the Company is already entitled, the Company, on behalf of itself and all of its parents, divisions, subsidiaries, affiliates, joint venture partners, and related companies, and their present and former agents, executives, employees, officers, directors, attorneys, stockholders, plan fiduciaries, successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges, the Executive and the Executive heirs, executors, successors and assigns (the “Executive Released Parties”), from any and all claims, demands, actions, causes of action, costs, fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which the Company has, had, or may have against the Executive Released Parties relating to or arising out of the Executive employment, compensation and terms and conditions of employment or separation from employment up through the Effective Date. This release includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state or local laws, or any other statutory or common law claims related to relating to or arising out of the Executive’s employment or separation from employment for any period up to and including the date this Agreement is signed by the Parties.

EXECUTION VERSION

(c)            Claims Excluded from Release. Notwithstanding the above, the Parties agree that the Parties’ respective release of claims shall not include any of the following claims or rights:

(i)            Claims a Company Released Party may have relating to or arising out of any illegal conduct, fraud or breach of fiduciary duty by the Executive or any action(s) from a government agency arising from or relating to the Executive’s actions or inactions, but only to the extent that such claims are not eligible for coverage under the Indemnification Agreement (as defined below).

(ii)           Vested benefits the Executive may have under any employee benefit plan subject to ERISA and any rights the Executive may have under the Award Agreements.

(iii)          Any indemnification rights the Executive may have under the Company’s by-laws, applicable insurance or any other written agreement between the Parties.

(iv)         Any claim which may not be waived by applicable law.

(v)          The Parties’ obligations under this Agreement.

(vi)         Any claims arising after the date this Agreement is executed by the Parties.

(vii)         Any claim which the Executive may have solely as a stockholder of the Company.

4.              No Interference. Nothing in this Agreement is intended to interfere with a Party’s right to report possible violations of federal, state or local law or regulation to any governmental or law enforcement agency or entity, or to make other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. The Parties acknowledge that nothing in this Agreement (a) is intended to interfere with a Party’s right to file a claim or charge with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission (the “EEOC”), the Securities Exchange Commission (“SEC”), the National Labor Relations Board (“NLRB”), Occupational Safety and Health Administration (“OSHA”), any state human rights commission, or any other government agency or entity charged with enforcement of any laws, (b) limits the Executive’s right to challenge the validity of the waiver of claims under the ADEA, or (c) limits the Executive from exercising rights, if any, under Section 7 of the NLRA to engage in protected, concerted activity with other employees. In making such disclosures, a Party need not seek prior authorization from the other Party, and is not required to notify the other Party of any such reports, disclosures or conduct. However, by executing this Agreement, the Executive hereby waives the right to recover any damages or benefits in any proceeding the Executive may bring before the EEOC, the NLRB, any state human rights commission, or any other government agency or entity or in any proceeding brought by the EEOC, NLRB any state human rights commission, or any other government agency or entity on the Executive’s behalf with respect to any Claim released in this Agreement; except for any right the Executive may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or otherwise where prohibited.

5.              Known Violations. The Executive represents and warrants that the Executive is not aware of any illegal acts committed by or on behalf of the Company and agrees that, to the extent the Executive is aware of conduct by anyone while employed by or representing the Company that gives the Executive a belief, concern or suspicion that a violation of any state, federal or foreign law, regulation (particularly involving employment, securities (including, but not limited to, the Investment Advisors Act of 1940, Securities Act of 1933, and/or Securities Exchange Act of 1934), tax, and/or real property), or any policy of the Company, the Executive has reported such belief, concern or suspicion to the Company. If the Executive has not reported this information as of the date of this Agreement, the Executive agrees the Executive does not know of any such conduct. The Executive understands that the Company has a strict policy against retaliation for reporting such information, and the Executive has not withheld such information by reason of any concerns about retaliation. The Executive acknowledges and understands that nothing in this provision is intended to interfere with the Executive’s right to engage in the conduct outlined in Section 4.

EXECUTION VERSION

6.              Return of Company Property. As of the Separation Date, the Executive shall, to the extent not previously returned or delivered, without copying or retaining any copies: (a) return all equipment, records, files, documents, data, computer programs, programs or other materials and property in the Executive’s possession which belong to the Company or any one or more of its affiliates, including, without limitation, all computer access codes, credit cards, cell phones, laptops, computers and related equipment, keys and access cards; and (b) deliver all original and copies of Confidential Information (defined below) notes, materials, records, reports, plans, data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise or on the Executive’s personal computer or any other media) that relate or refer to (1) the Company or any one or more of its affiliates, or (2) the Company’s or any one or more of its affiliates’ Confidential Information, financial information, financial data, financial statements, personnel information, business information, strategies, sales, customers, suppliers or similar information. Notwithstanding the above, the Parties agree that the Executive may take ownership of the Executive’s Company issued cell phone and tablet (subject to transfer of billing to the Executive). Should the Executive later discover additional items described or referenced in subsections (a) or (b) above, the Executive will promptly notify the Company and return/deliver such items to the Company. the Executive agrees to execute any such documents requested by the Company confirming that the Executive has complied in all regards with this Section 6.

7.              Public Announcements. The Parties agree to develop and agree on an overall plan for the announcement of the Executive’s separation to the public and to employees, and the Company shall not release the press release or make any public announcement regarding the Executive’s transition and separation until the Executive has approved such press release and/or public announcement, which approval shall not be unreasonably withheld, conditioned or delayed. The Executive agrees not to speak with the press or make any press release or make any public announcement, except to the extent the Executive’s comments are consistent with the press release announcing the Executive’s transition and separation from the Company, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), with respect to the Executive’s termination of employment and transition as the CEO of the Company, provided, however, that the foregoing shall not prohibit any communications that are required by applicable law, by any governmental or regulatory or self-regulatory agency, or that are a part of normal reporting, rating or review procedures or fundraising, marketing, information or reporting activities of any stockholder of the Company.

8.              Surviving Provisions. The Executive and the Company agree that Section 5 (Restrictive Covenants) and Section 6 (Cooperation) of the Employment Agreement, Section 18 of the Inducement RSU Award Agreements, and Section 3(d) and Exhibit A of the Time-Based RSU Award Agreement (collectively, the “Surviving Provisions”) survive the termination of the Executive’s employment and shall remain in full force and effect as set forth in the Employment Agreement and Award Agreements. The Executive reaffirms and agrees to honor and abide by the terms of the Surviving Provisions.

9.              Mutual Non-Disparagement. The Executive shall refrain from publishing any oral or written statements about the Company or any of the Company’s directors, managers, officers, employees, or consultants that (A) are slanderous, libelous, or defamatory; or (B) place the Company or any of its directors, managers, officers, employees, or consultants in a false light before the public. The Board of the Company shall refrain, and shall cause the Company’s officers to refrain, from publishing any oral or written statements about the Executive that (A) are slanderous, libelous, or defamatory; or (B) place the Executive in a false light before the public. Notwithstanding the foregoing, the Executive and the Company shall be permitted to make truthful statements to the extent required by law or by any court, governmental body, or any regulatory or self-regulatory agency or to the extent reasonably necessary in connection with any dispute between the Parties. Nothing in this Section 9 is intended to interfere with a Party’s rights set forth in Section 4.

EXECUTION VERSION

10.            Indemnification and Insurance. The Parties agree that the Indemnification Agreement, dated May 17, 2021 (the “Indemnification Agreement”) shall survive the termination of the Executive’s employment.

11.            No Assignment of Claims. The Executive represents that the Executive has not transferred or assigned, to any person or entity, any claim involving the Company or the Company Released Parties, or any portion thereof or interest therein. The Parties acknowledge and agree that nothing in this Agreement shall prohibit payment of any amounts due to the Executive under this Agreement to the Executive’s estate or legal guardian.

12.            Controlling Law and Venue; Waiver of Jury Trial. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Texas, without regard to any conflict of law principles. The Company and the Executive agree that the language in this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, either of the Parties. Exclusive venue of any claim or dispute shall be in a state district court of competent jurisdiction in Dallas County, Texas, or the United States District Court for the Northern District of Texas, and the Executive consents to the jurisdiction of such courts.

With respect to any dispute between the Executive and the Company arising out of, in connection with or in any way related to this Agreement, the Executive agrees to resolve such dispute(s) before a judge without a jury. EXECUTIVE has knowledge of this provision and AGREES TO hereby waivE EXECUTIVE’s right to trial by jury and agrees to have any dispute(s) arising between the Company and the Executive arising out of, in connection with or in any way related to this Agreement resolved by a judge of a competent court in dallas County, Texas, OR THE UNITED sTATES dISTRICT COURT FOR THE NOrTHERN DISTRICT OF TEXAS sitting without a jury.

13.            Severability. Should any provision of this Agreement be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect. Upon any finding by any government agency or court of competent jurisdiction that Section 3 above is illegal or invalid, the Executive agrees to execute a valid and enforceable general release.

14.            Breach of Agreement. In the event the Executive breaches any portion of this Agreement, the Company may, in its sole discretion (a) seek to recover any portion of the Transition Benefits already paid to the Executive from the date of such breach, except for the sum of $10,000.00; (b) to the extent the Transition Benefits have not been paid to the Executive in full, terminate the Transition Benefits and the Executive will not be entitled to receive any remaining portion of the Transition Benefits; and/or (c) recover any and all other damages to which the Company may be entitled at law or in equity as a result of a breach of this Agreement.

15.            Knowing and Voluntary Waiver of Age Claims; Time for Consideration. The Executive, by the Executive’s free and voluntary act of signing below, acknowledges that (a) the Executive has been given a period of 21 days (“Review Period”) to consider whether to agree to the terms contained in this Agreement, (b) the Company is advising and has advised the Executive in writing (i.e., through this Agreement) to consult with an attorney of the Executive’s own choosing at the Executive’s cost, regarding the effect of this Agreement, and the Executive has had a reasonable opportunity to do so, if so desired, (c) the Executive understands that this Agreement specifically releases and waives all rights and claims the Executive may have under the Age Discrimination in Employment Act (“ADEA”) prior to the date on which the Executive signs this Agreement, (d) that the Executive is receiving valid consideration for this Agreement that is in addition to anything of value to which the Executive is otherwise entitled, and (d) the Executive understands the terms of this Agreement and knowingly and voluntarily agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Parties agree that any changes to this Agreement, whether material or immaterial, will not restart the running of the Review Period. The Executive may execute this Agreement anytime during the Review Period. The Executive shall return the executed copy of this Agreement to the Company, ATTN: Interim General Counsel and Corporate Secretary, Tuesday Morning Corporation, 6250 LBJ Freeway, Dallas, Texas 75240; E-mail: jgray@tuesdaymorning.com, before the end of the Review Period. If the Executive does not execute this Agreement before the expiration of the Review Period, then the Agreement is withdrawn without notice and the Company’s offer to provide the benefits provided for in Section 2 will become null and void.

EXECUTION VERSION

This Agreement will become effective, enforceable and irrevocable as to the Executive’s release of any claims the Executive may have under the Age Discrimination in Employment Act on the eighth day after the date on which it is executed by the Executive (“Age Release Date”). During the seven-day period prior to the Age Release Date (“Revocation Period”), the Executive may revoke the Executive’s agreement to release any claims the Executive may have under the Age Discrimination in Employment Act, and any amendments thereto, by indicating in writing to the Company, ATTN: Interim General Counsel and Corporate Secretary, Tuesday Morning Corporation, 6250 LBJ Freeway, Dallas, Texas 75240; E-mail: jgray@tuesdaymorning.com the Executive’s intention to revoke before the end of such (“Revocation Period”). If the Executive exercises the Executive’s right to revoke hereunder, the Executive shall forfeit the Executive’s right to receive the consideration provided for in Section 2(b) of this Agreement.

16.            No Admission of Liability. This Agreement shall not in any way be construed as an admission by the Company or the Executive of any acts of wrongdoing or violation of any statute, law, or legal right. Rather, the Parties specifically deny and disclaim that either has any liability to the other, but are willing to enter this Agreement at this time to definitely resolve once and forever this matter and to avoid the costs, expense, and delay of litigation.

17.            Binding Effect of Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, assigns, executors, administrators, heirs and estates. The Released Parties are third-party beneficiaries of this Agreement.

18.            Entire Agreement. This Agreement, the Indemnification Agreement, and the Surviving Provisions constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof, and fully supersede all prior and contemporaneous negotiations, understandings, representations, writings, discussions and/or agreements between the Parties, whether oral or written, pertaining to or concerning the subject matter of this Agreement. No oral statements or other prior written material not specifically incorporated into this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated into this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by all Parties to this Agreement.

19.            Disclaimer of Reliance. Except for the specific representations expressly made by the Company in this Agreement, the Executive specifically disclaims that the Executive is relying upon or has relied upon on any communications, promises, statements, inducements, or representation(s) that may have been made, oral or written, regarding the subject matter of this Agreement. The Parties represent that they are relying solely and only on their own judgment in entering into this Agreement. Therefore, the Executive understands that the Executive is precluded from bringing any fraud or similar claim against the Company associated with any such communications, promises, agreements, statements, inducements, understandings, or representations. In addition, the Executive acknowledges and agrees that the Company has not made any warranty or representation to the Executive with respect to the income tax consequences of this Agreement or any of the transactions contemplated herein, and the Executive further represents that the Executive is in no manner relying on the Company or any of its’ respective directors, managers, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders, or financial representatives) for tax advice or an assessment of such tax consequences.

EXECUTION VERSION

20.            The Executive Acknowledgments and Representations. The Executive acknowledges and represents that the Executive has not been denied any leave, benefits or rights to which the Executive may have been entitled under any other federal or state law. The Executive acknowledges and represents that, as of the date of this Agreement and except as expressly provided in this Agreement, the Executive has been paid all wages, bonuses, compensation, equity and benefits related to the Executive’s employment, with the exception of any right the Executive may have under the terms of a written employee benefit plan subject to ERISA or this Agreement. The Executive warrants and represents that the Executive has not taken any Confidential Information for any purpose not permitted in this Agreement or necessary to perform the Executive duties under this Agreement. the Executive acknowledges and represents that the Executive has not suffered any on the job injury for which the Executive has not already filed a claim. The Executive acknowledges that neither this Agreement nor the Company’s offer to enter into this Agreement constitutes an admission of any liability or unlawful conduct or discriminatory acts of any kind by the Company or any Company Released Party, or anyone acting under their supervision or on their behalf. The Executive acknowledges and represents that the Executive has had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and/or compliance issues or violations on the part of the Company or any other Released Parties.

21.            No Waiver. Failure of the Company to exercise and/or delay in exercising any right, power or privilege in this Agreement shall not operate as a waiver. No waiver of the Company’s rights hereunder shall be effective unless it is in writing and signed by the Company. The Company’s waiver of any provision of the Agreement shall not constitute (i) a continuing waiver of that provision, or (ii) a waiver of any other provision of this Agreement. Furthermore, no waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

22.            Section 409A. The Company intends that all of the transition benefits provided to the Executive as described in this Agreement will either comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “IRC”). However, nothing contained in this Agreement shall be construed as a representation, guarantee or other undertaking on the part of the Company that the transition benefits are, or will be found to be, exempt from or compliant with the requirements of Section 409A of the IRC. The Executive is solely responsible for determining the tax consequences to the Executive of any and all payments made pursuant to this Agreement, including, without limitation, any possible tax consequences under Section 409A of the IRC.

23.            Counterparts. This Agreement may be executed by the Parties in multiple counterparts, whether or not all signatories appear on these counterparts (including via electronic signatures and exchange of PDF documents via email), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

EXECUTION VERSION

By executing this Agreement, the Executive acknowledges that: (i) the Executive has considered the terms of this Agreement; (ii) the Executive has been advised to consult with an attorney prior to executing this Agreement and, in fact, have consulted with an attorney before executing this Agreement or intentionally elected not to do so; (iii) the Executive has read this Agreement and fully understand its terms and their import; (iv) except as provided for in this Agreement, the Executive has no contractual right or claim to the benefits described herein; (v) the consideration provided for herein is good and valuable; and (vi) the Executive is entering into this Agreement voluntarily, deliberately of the Executive’s own free will, with all the information needed to make an informed decision to enter this Agreement, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

Accepted and AGREED TO BY:

the Executive

/s/ Fred Hand
Fred Hand

November 4, 2022
Date

TUESDAY MORNING CORPORATION

By:	/s/ Alex Mehr

Title:	Co-Chairman of the Board of Directors

Date:	November 4, 2022

Signature Page to Transition Agreement

EXECUTION VERSION

EXHIBIT A

LIST OF OUTSTANDING EQUITY AWARDS

1.	Inducement Restricted Stock Unit Award Agreement under the Tuesday Morning Corporation 2014 Long-Term Incentive Plan dated May 19, 2021 with respect to 1,538,462 time-based vesting restricted stock units.

2.	Inducement Restricted Stock Unit Award Agreement under the Tuesday Morning Corporation 2014 Long-Term Incentive Plan dated May 19, 2021 with respect to 1,230,769 performance-based vesting restricted stock units.

3.	Restricted Stock Unit Award Agreement under the Tuesday Morning Corporation 2014 Long-Term Incentive Plan dated September 22, 2021 with respect to 545,455 time-based vesting restricted stock units.

Exhibit A – Page 1